Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated August 17, 2016 (October 14, 2016 as to the effects of the reverse stock split discussed in Note 2) relating to the financial statements of Ra Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern), and incorporated by reference in the Prospectus included in Registration Statement No. 333-213917, as amended.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
October 25, 2016